Exhibit 10.4

EXECUTION COPY

PURCHASE AGREEMENT

Dated as of August 1, 2006

By and Among

EU-Hotel Pte Limited,

Paris Properties PTE Limited

and

SHC Prague InterContinental, L.L.C.

Paul, Hastings, Janofsky & Walker (Europe) LLP

Solicitors and Registered Foreign Lawyers

88 Wood Street

London EC2V 7AJ

Tel: +44 20 7710 2000

Fax: +44 20 7796 2233

Ref: MJE/EB/43909.00026

1.	DEFINITIONS; PURCHASE AND SALE; CLOSING			4

	1.1.	Definitions		4

	1.2.	Purchase and Sale		5

	1.3.	Price		5

	1.4.	Closing Date		6

	1.5.	Transactions to be Effected on or before Closing		6

	1.6.	Section Intentionally Deleted		8

2.	REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND THE EUH SHARES AND PPP AND THE SHAREHOLDER DEBT			8

	2.1.	Representations and warranties of Seller		8

		2.1.1.	Organisation and Power	8

		2.1.2.	Authority; Execution; Enforceability	8

		2.1.3.	No Conflicts; Consents	8

		2.1.4.	Litigation	9

		2.1.5.	Shares	9

		2.1.6.	Reliance	9

	2.2.	Representations and warranties of PPP		10

		2.2.1.	Organisation and Power	10

		2.2.2.	Authority; Execution; Enforceability	10

		2.2.3.	No Conflicts; Consents	10

		2.2.4.	Litigation	11

		2.2.5.	Debt	11

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER			11

	3.1.	Organisation and Power		11

	3.2.	Authority; Execution and Enforceability		11

	3.3.	No Conflicts; Consents		12

	3.4.	Litigation		12

	3.5.	Availability of Funds		12

	3.6.	Reliance		12

4.	COVENANTS			13

	4.1.	Confidentiality		13

	4.2.	Best Efforts		13

	4.3.	Expenses; Transfer Taxes		13

	4.4.	Brokers or Finders		14

	4.5.	Publicity		14

	4.6.	Shareholders’ Agreement		14

	4.7.	Further Assurances	14

5.	SECTION INTENTIONALLY DELETED		15

6.	TERMINATION, AMENDMENT AND WAIVER		15

	6.1.	Termination	15

	6.2.	Effect of Termination	15

	6.3.	Amendments and Waivers	15

7.	INDEMNIFICATION		15

	7.1.	Indemnification by Seller	15

	7.2.	Indemnification by PPP	16

	7.3.	Indemnification by Purchaser	16

	7.4.	Survival of Representations	16

	7.5.	Limitation as to amount	16

	7.6.	Breach of Warranty	16

8.	GENERAL PROVISIONS		16

	8.1.	Assignment	16

	8.2.	No Third-Party Beneficiaries	17

	8.3.	Attorney Fees	17

	8.4.	Notices	17

	8.5.	Interpretation; Exhibits and Schedules; Certain Definitions	18

	8.6.	Counterparts	22

	8.7.	Entire Agreement	22

	8.8.	No Rescission	23

	8.9.	Severability	23

	8.10.	Liability	23

	8.11.	Governing Law	23

9.	WORKING CAPITAL ADJUSTMENT		24

	9.1.	Working Capital Statement	24

	9.2.	Working Capital Resolution.	24

	9.3.	Adjustment to Consideration	25

10.	AUGUST PARTICIPATION PAYMENT		26

Schedule 1	March 31 Working Capital Statement

Exhibit A	Termination of Investment Agreement

Exhibit B	Termination of Shareholders Agreement

Exhibit C	Termination of Asset Management Agreement

Exhibit D	Termination of Memorandum of Understanding

Exhibit E	Termination of Indemnity Agreement A

Exhibit F	Termination of Indemnity Agreement B

Exhibit G	Amendment No. 1 to Subordination Agreement A

Exhibit H	Amendment No. 4 to Loan Agreement No. 30580633

Exhibit I	Termination of Subordination Agreement B

Exhibit J	Termination of Subordination Agreement D

Exhibit K	Notarial Deed

Exhibit L	Assignment of Debt

PURCHASE AGREEMENT (this “Agreement”) dated as of 1 August 2006 (the “Effective Date”), among:

(1)	EU-HOTEL PTE LTD (company registration number 199904465K), a company incorporated under the laws of Singapore with its registered address at 168 Robinson Road, Capital Tower #37-01, Singapore 068912 (“Seller”);

(2)	PARIS PROPERTIES PTE LTD (company registration number 1996075862), a company incorporated under the laws of Singapore with its registered address at 168 Robinson Road, Capital Tower #37-01, Singapore 068912 (“PPP” or “Assignor”); and

(3)	SHC PRAGUE INTERCONTINENTAL, L.L.C. a Delaware limited liability company, with registered offices at 2711 Centerville, Suit 400, Wilmington, Delaware, 19808, USA (“SPI”; or “Purchaser”).

WHEREAS:

(A)	SHC Prague InterContinental B.V. is a private company with limited liability organized and existing under the laws of the Netherlands (the “Company”);

(B)	Seller is the legal and beneficial owner of 12,025 ordinary shares in the Company (the “EUH Shares”);

(C)	Purchaser is the legal and beneficial owner of 6,475 ordinary shares in the Company;

(D)	SHC Prague Repository B.V. is a private company with limited liability organized and existing under the laws of the Netherlands (“Repository”);

(E)	Seller is the legal and beneficial owner of 12,025 ordinary shares in Repository (the “Repository Shares”);

(F)	Purchaser is the legal and beneficial owner of 6,475 ordinary shares in the Repository;

(G)	PPP, an affiliate of Seller, has advanced a loan to the Company pursuant to the Subordinated Promissory Note of which USD 1,002,411 of the principal amount is presently outstanding (such outstanding amount together with accrued interest being the “Shareholder Debt”);

(H)	The Seller desires to sell to Purchaser the EUH Shares and the Repository Shares (together the “Shares”), PPP desires to assign the Shareholder Debt and the rights, duties and obligations under the Subordinated Promissory Note to Purchaser and Purchaser desires to acquire the Shares from Seller and to acquire the Shareholder Debt and the rights, duties and obligations under the Subordinated Promissory Note from PPP, as more particularly set forth in this Agreement.

Accordingly, the parties hereby agree as follows:

1.	Definitions; Purchase and Sale; Closing

1.1.	Definitions

Capitalised terms used herein have the meanings assigned thereto in Section 8.5(b).

1.2.	Purchase and Sale

On the terms and subject to the conditions of this Agreement, at Closing:

(a)	Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, the Shares free from all Liens other than the Lien of the Aareal Pledge, together with all rights attaching to the Shares at Closing;

(b)	The transfer of the Shares shall be effectuated by means of the Notarial Deed, to be executed before the Notary on the Closing Date;

(c)	PPP shall assign and transfer to Purchaser, and Purchaser shall purchase from PPP, the Shareholder Debt (free from all Liens other than the Subordination Agreement A) and the rights, duties and obligations under the Subordinated Promissory Note;

(d)	The assignment of the Shareholder Debt shall be effectuated by means of the Assignment of Debt;

(e)	The purchase and sale of the Shares is referred to in this Agreement as the “Shares Purchase”; and

(f)	The acquisition of the Shareholder Debt and the rights, duties and obligations under the Subordinated Promissory Note is referred to in this Agreement as the “Assignment of Debt”.

1.3.	Price

(a)	The aggregate purchase price for the Shares and the Shareholder Debt (the “Purchase Price”) is equal to (1) USD 69,082,704 (being the gross purchase price for the Shares and the Shareholder Debt), plus (2) the March 31 Working Capital Payment of USD 6,417,633, (items (1) and (2), in the aggregate, the “Closing Consideration”), plus, if applicable, (3) the August Participation. The Closing Consideration shall be payable by Purchaser to Seller (on behalf of Seller and PPP) in cash, by means of a confirmed wire transfer through the bank account (“kwaliteitsrekening”) of the Notary at ING Bank in Amsterdam, account number 020031300, swift code INGBNL2A to enable the Notary to pay the Closing Consideration at Closing to the bank account of the Seller in the name of The Northern Trust Chicago, account number 5186061000, swift code CNORUS44 and under Beneficiary reference GSR01. The payment mentioned in the aforementioned sentence will be made by the Notary on the Closing Date with same day value (or, if paid on the following Business Day, to include any interest accrued thereon as a result thereof).

(b)	The Closing Consideration portion relating to the March 31 Working Capital Payment of the Purchase Price is subject to further adjustment in accordance with Section 9 of this Agreement.

1.4.	Closing Date

(a)	Closing shall take place immediately following the execution of this Agreement in the offices of DLA SchutGrosheide N.V., Purchaser’s Dutch lawyers, located at ‘Meerparc’, Amstelveenseweg 638, 1081 JJ Amsterdam, The Netherlands, provided, however that, in the event that any of the deliveries required under Section 1.5.1 are not delivered by the Effective Date, Closing shall take place on 3 August 2006. In that event the risks attached to the Shares, the Shareholder Debt and the Company and Repository and their subsidiaries transfers to the Purchaser as per the date of the Agreement.

(b)	With reference to the Rules of Professional Conduct (“Verordening beroeps- en gedragsregels”) of the Royal Dutch Organisation of Civil Law Notaries (“Koninklijke Notariële Beroepsorganisatie”) all parties declare expressly to agree that: (1) DLA SchutGrosheide N.V. acts as counsel to the Purchaser in connection with this Agreements and all related agreements and may act as counsel for or on behalf of the Purchaser in the event of any dispute relating to this Agreement or any related agreement and (2) the Notary executes the Notarial Deed even though he is affiliated with DLA SchutGrosheide N.V. as civil law notary, provided that Notary shall act independently of both the Seller and the Purchaser and shall issue a statement to the Seller to that effect.

1.5.	Transactions to be Effected on or before Closing

1.5.1	At or prior to Closing, the following documents shall be executed and delivered:

(a)	Seller and the other party to the Investment Agreement shall execute a termination agreement, substantially in the form of Exhibit A, terminating the Investment Agreement with effect from and including Closing;

(b)	Seller and Purchaser shall execute a termination agreement, substantially in the form of Exhibit B, terminating the Shareholders’ Agreement with effect from and including Closing;

(c)	Seller and the other parties to the Asset Management Agreement shall execute a termination agreement, substantially in the form of Exhibit C, terminating the Asset Management Agreement with effect from and including Closing;

(d)	Seller and the other parties to the Memorandum of Understanding shall execute a termination agreement, substantially in the form of Exhibit D, terminating the Memorandum of Understanding with effect from and including Closing;

(e)	Seller shall by written notice in the form of Exhibit E to the other party terminate the Indemnity Agreement A and the other party shall acknowledge and agree to such termination;

(f)	Seller shall by written notice in the form of Exhibit F to the other party terminate the Indemnity Agreement B and the other party shall acknowledge and agree to such termination;

(g)	Purchaser and the other parties to the Subordination Agreement A shall execute Amendment No. 1 to Subordination Agreement A, substantially in the form of Exhibit G, with effect from and including Closing;

(h)	Aareal Bank AG and the Company shall execute Amendment to Loan Agreement No 30580633, substantially in the form of Exhibit H, with effect from and including Closing;

(i)	Aareal Bank AG and the Seller shall execute the Statement of Satisfaction of Registered Charge and the Seller shall execute the Letter of Authorisation;

(j)	Seller and the other parties to the Subordination Agreement B shall execute a termination agreement, substantially in the form of Exhibit I, terminating the Subordination Agreement B with effect from and including Closing; and

(k)	PPP and the other parties to the Subordination Agreement D shall execute a termination agreement, substantially in the form of Exhibit J, terminating the Subordination Agreement D with effect from and including Closing.

1.5.2	At Closing the following actions shall take place. The actions shall take place in the order prescribed in this Clause. Seller and Purchaser shall not be obliged to proceed with the following actions if not all actions listed in Section 1.5.1 have taken place. Seller and Purchaser shall not be obliged to proceed with the next action in Section 1.5.2 if not all preceding actions in that Section have taken place.

(a)	Purchaser shall deliver (or procure the delivery) to Seller of a certified copy of the minutes of the board of directors of Purchaser and/or appropriate authority of Purchaser, in each case authorising the execution of and the performance by Purchaser of its obligations under this Agreement;

(b)	Seller shall deliver (or procure the delivery) to Purchaser of a certified copy of the written resolutions of the board of directors of Seller and/or appropriate authority of Seller, in each case authorising the execution of and the performance by Seller of its obligations under this Agreement;

(c)	PPP shall deliver (or procure the delivery) to Purchaser of a certified copy of the written resolutions of the board of directors of PPP and/or appropriate authority of PPP, in each case authorising the execution of and the performance by PPP of its obligations under this Agreement;

(d)	Purchaser shall procure that the Closing Consideration shall have been received by the Notary;

(e)	Seller and Purchaser shall execute the Notarial Deed (executed in the presence of the Notary) in the form of Exhibit K;

(f)	PPP and Purchaser shall execute and deliver the Assignment of Debt in the form of Exhibit L;

(g)	The Notary shall pay the Closing Consideration to Seller.

If not all actions shall have been performed on or before the Closing Date the parties shall do all that is within their power to unwind the actions that have been performed as soon as reasonably possible.

1.6.	Section Intentionally Deleted

2.	Representations and Warranties Relating to Seller and the EUH Shares and PPP and the Shareholder Debt

2.1.	Seller hereby represents and warrants as of the Effective Date to Purchaser as follows:

2.1.1.	Organisation and Power

Seller is duly organised, validly existing under the laws of the jurisdiction in which it is organised and has full power and authority and possesses all governmental licenses, permits, authorisations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such licences, permits, authorisations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (i) on the ability of Seller to perform its obligations under this Agreement or (ii) on the ability of such Seller to consummate the Shares Purchase and the other transactions contemplated hereby except those in relation to the Assignment of Debt (a “Seller Material Adverse Effect”).

2.1.2.	Authority; Execution; Enforceability

Seller has full power and authority to execute this Agreement and to consummate the Shares Purchase and any other transactions contemplated hereby except those in relation to the Assignment of Debt. The execution by Seller of this Agreement and the consummation by Seller of the Shares Purchase and the other transactions contemplated hereby except those in relation to the Assignment of Debt have been duly authorised by all necessary action. Seller has duly executed this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.1.3.	No Conflicts; Consents

The execution by Seller of this Agreement does not, and the consummation of the Shares Purchase and the other transactions contemplated hereby except those in relation to the Assignment of Debt and compliance by Seller with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the organisational documents of Seller except for the pre-emptive rights of Purchaser in relation to the Shares, (ii) any contract, lease, licence, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which Seller is a party or (iii) any judgment, order or decree (“Judgment”) given specifically against Seller, other than, in the case of Sections (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. No material consent, approval, license, permit, order or authorisation (“Consent”) of, or registration, declaration or filing with, any state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller in connection with the execution and performance of this Agreement or the consummation of the Shares Purchase or the other transactions contemplated hereby except those in relation to the Assignment of Debt, other than those that may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the Shares Purchase and the other transactions contemplated hereby except those in relation to the Assignment of Debt.

2.1.4.	Litigation

There are not any (a) outstanding Judgments against Seller, (b) proceedings pending or to the knowledge of Seller, threatened against Seller (c) investigations by any Governmental Entity that are pending or, to the knowledge of Seller, threatened against Seller that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Seller Material Adverse Effect.

2.1.5.	Shares

Seller has good and valid title to the Shares to be sold by it pursuant to the terms hereof, free and clear of all Liens, save those granted in favour of Aareal Bank AG in connection with or pursuant to the Loan Agreement or any security document relating to the Loan Agreement. Other than this Agreement, the Shareholders’ Agreement, the Asset Management Agreement, the Investment Agreement, the Indemnity Agreement A and the Indemnity Agreement B, the Memorandum of Understanding and the articles of association of the Company and Repository, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such shares.

2.1.6.	Reliance

Seller acknowledges and agrees that:

(a)	it did not enter into this Agreement on the basis of, and has not relied upon, any representation or warranty or undertaking made by any person except those expressly set out or referred to in this Agreement, and subject to Section 2.1.6 (b) below will make no claim in respect of such representation, warranty or undertaking made by Seller or any person whatsoever.

(b)	Section 2.1.6 (a) shall not apply to any representation, warranty or undertaking made fraudulently or as a result of wilful misconduct or to any provision of this Agreement which was induced by, or otherwise entered into as a result of fraud or wilful misconduct for which the remedies shall be all those available under the law governing this Agreement.

2.2.	PPP hereby represents and warrants as of the Effective Date to Purchaser as follows:

2.2.1.	Organisation and Power

PPP is duly organised, validly existing under the laws of the jurisdiction in which it is organised and has full power and authority and possesses all governmental licenses, permits, authorisations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such licences, permits, authorisations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (i) on the ability of PPP to perform its obligations under this Agreement or (ii) on the ability of PPP to execute the Assignment of Debt (a “PPP Material Adverse Effect”).

2.2.2.	Authority; Execution; Enforceability

PPP has full power and authority to execute this Agreement and to execute the Assignment of Debt. The execution by PPP of this Agreement and the execution by PPP of the Assignment of Debt have been duly authorised by all necessary action. PPP has duly executed this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.2.3.	No Conflicts; Consents

The execution by PPP of this Agreement does not, and the execution of the Assignment of Debt and compliance by PPP with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of PPP under, any provision of (i) the organisational documents of PPP, (ii) any Contract to which PPP is a party or (iii) any Judgment given specifically against PPP, other than, in the case of Sections (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a PPP Material Adverse Effect. No Consent of, or registration, declaration or filing with, any state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other Governmental Entity is required to be obtained or made by or with respect to PPP in connection with the execution and performance of this Agreement or the execution of the Assignment of Debt or, other than those that may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the Assignment of Debt.

2.2.4.	Litigation

There are not any (a) outstanding Judgments against PPP, (b) proceedings pending or to the knowledge of PPP, threatened against PPP (c) investigations by any Governmental Entity that are pending or, to the knowledge of PPP, threatened against PPP that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a PPP Material Adverse Effect.

2.2.5.	Debt

PPP has good and valid title to the Shareholder Debt to be sold by it pursuant to the terms hereof, free and clear of all Liens other than the subordinations pursuant to Subordination Agreement B and Subordination Agreement C. The Demand Promissory Note has been paid and performed in full.

3.	Representations and Warranties of Purchaser

Purchaser represents and warranties as of the Effective Date to each of Seller and PPP as follows:

3.1.	Organisation and Power

Purchaser is duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is organised and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorisations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorisations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Shares Purchase and Assignment of Debt and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

3.2.	Authority; Execution and Enforceability

Purchaser has full power and authority to execute this Agreement and to consummate the Shares Purchase and Assignment of Debt and any other transactions contemplated hereby. The execution by Purchaser of this Agreement and the consummation by Purchaser of the Shares Purchase and Assignment of Debt and the other transactions contemplated hereby have been duly authorised by all necessary action. Purchaser has duly executed this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.3.	No Conflicts; Consents

The execution by Purchaser of this Agreement does not, and the consummation of the Shares Purchase and Assignment of Debt and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any provision of (i) the organisational documents of Purchaser, (ii) any Contract to which Purchaser is a party or (iii) any Judgment given specifically against Purchaser other than, in the case of Sections (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of, or registration, declaration or filing with, any state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Shares Purchase and Assignment of Debt or the other transactions contemplated hereby, other than those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the Shares Purchase and Assignment of Debt and the other transactions contemplated hereby.

3.4.	Litigation

There are not any (a) outstanding Judgments against Purchaser, (b) proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Purchaser Material Adverse Effect.

3.5.	Availability of Funds

Purchaser has, and will have on Closing Date, cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Shares Purchase and Assignment of Debt and all other transactions contemplated hereby.

3.6.	Reliance

Purchaser acknowledges and agrees that:

(a)	it did not enter into this Agreement on the basis of, and has not relied upon, any representation or warranty or undertaking made by any person except those expressly set out or referred to in this Agreement, and subject to Section 3.6 (b) below will make no claim in respect of such representation, warranty or undertaking made by Seller or any whatsoever.

(b)	Section 3.6 (a) shall not apply to any representation, warranty or undertaking made fraudulently or as a result of wilful misconduct or to any provision of this

Agreement which was induced by, or otherwise entered into as a result of fraud or wilful misconduct for which the remedies shall be all those available under the law governing this Agreement.

4.	Covenants

4.1.	Confidentiality

(a)	Purchaser shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to Seller and PPP provided to Purchaser by or on behalf of Seller or PPP except as required by Applicable Law or administrative process and except for information that is available to the public or becomes available to the public other than as a result of a breach of this Section 4.1(a). The covenant set forth in this Section 4.1(a) shall terminate five years after Closing Date. Notwithstanding the above, the Purchaser may disclose information concerning the Seller and transactions contemplated and/or effected hereunder (including this Agreement) to Aareal Bank AG for the purpose of obtaining consent of Aareal Bank AG to the sale and purchase of the Shares required pursuant to Section 9.1, III, (e) of the Loan Agreement and fulfilling information duties vis-à-vis Aareal Bank AG.

(b)	Seller shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to Purchaser, the Company, Repository and each of their respective subsidiaries, except as required by Applicable Law or administrative process and except for information that is available to the public or becomes available to the public other than as a result of a breach of this Section 4.1(b). The covenant set forth in this Section 4.1(b) shall terminate five years after Closing Date. Notwithstanding the above, the Seller may disclose the foregoing information to its Affiliates and the Seller may disclose information concerning the Purchaser and transactions contemplated and/or effected hereunder (including this Agreement) to Aareal Bank AG for the purpose of obtaining consent of Aareal Bank AG to the sale and purchase of the Shares required pursuant to Section 9.1, III, (e) of the Loan Agreement and fulfilling information duties vis-à-vis Aareal Bank AG.

4.2.	Best Efforts

On the terms and subject to the conditions of this Agreement, each party shall use its respective best efforts to cause Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to Closing.

4.3.	Expenses; Transfer Taxes

(a)	Whether or not Closing takes place, and except as set forth in Section 4.3(b), Section 8.3 and Section 7, all costs, expenses, fees and taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring them. Each party shall use reasonable efforts to avail itself of any available exemptions from any such taxes, costs, expenses or fees and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(b)	The costs of the Notary and the fees of KPMG in calculating the working capital portion of the Closing Consideration, the working capital adjustment set forth in Section 9 and, if applicable, the “August Participation”, as set forth in Exhibit M shall be shared equally between Seller and Purchaser.

4.4.	Brokers or Finders

Each of Purchaser and Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transaction contemplated by this Agreement.

4.5.	Publicity

No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance if such is permitted under the relevant rules; provided, however, that each of Seller, the Company, Repository and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable notice to and consultation with the other.

4.6.	Shareholders’ Agreement

Seller and Purchaser acknowledge that notwithstanding Section 18 of the Shareholders’ Agreement they hereby confirm their respective consent to the Shares Purchase contemplated by this Agreement.

4.7.	Further Assurances

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, provided that no party may request anything under this Section 4.7 that would have the effect of delaying Closing.

5.	Section Intentionally Deleted

6.	Termination, Amendment and Waiver

6.1.	Termination

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Shares Purchase and the Assignment of Debt and any other transactions contemplated by this Agreement abandoned at any time prior to or at Closing only:

(i)	by the mutual prior written consent of all parties hereto; or

(ii)	by any party if all actions contemplated by Section 1.5 have been unwound pursuant to Section 1.5 final sentence.

6.2.	Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.1 relating to the obligation of the parties to keep confidential certain information and data obtained by them, (ii) Section 4.3 relating to certain expenses, (iii) Section 4.4 relating to finder’s fees and broker’s fees, (iv) Section 4.5 relating to publicity, (v) Section 6.1 and (vi) this Section 6.2. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

6.3.	Amendments and Waivers

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.	Indemnification

7.1.	Indemnification by Seller

From and after Closing, Seller shall remunerate to Purchaser any damage as referred to in Section 6:96 and further of the Dutch Civil Code, suffered or incurred by Purchaser to the extent arising from:

(i)	any breach of any Warranty of Seller contained in this Agreement which survives Closing; and

(ii)	any other breach of the Agreement by Seller, including a breach of any covenant of Seller contained in this Agreement requiring performance after Closing Date.

7.2.	Indemnification by PPP

PPP shall remunerate to Purchaser any damages as referred to in Section 6:96 and further of the Dutch Civil Code, suffered or incurred by Purchaser to the extent arising from:

(i)	any breach of any Warranty of PPP contained in this Agreement which survives Closing; and

(ii)	any other breach of the Agreement by PPP, including a breach of any covenant of Purchaser contained in this Agreement requiring performance after the Closing Date.

7.3.	Indemnification by Purchaser

Purchaser shall remunerate to Seller and PPP any damages as referred to in Section 6:96 and further of the Dutch Civil Code, suffered or incurred by Seller or PPP to the extent arising from:

(i)	any breach of any Warranty of Purchaser contained in this Agreement which survives Closing; and

(ii)	any other breach of the Agreement by the Purchaser, including a breach of any covenant of Purchaser contained in this Agreement requiring performance after the Closing Date.

7.4.	Survival of Representations

The Warranties, covenants and agreements contained in this Agreement and all other provisions of this Agreement shall survive Closing for a period of three (3) years.

7.5.	Limitation as to amount

Seller and PPP shall not be liable for breach of any of their obligations under this Agreement insofar as the aggregate amount to be paid in the event of breaches of their respective obligations under this Agreement by them exceeds the Purchase Price.

7.6.	Breach of Warranty

In the event of any breach of the Warranties, covenants and agreements contained in this Agreement by a party, such breach can only lead to a claim for remuneration of damages by the party to which the warranties were provided.

8.	General Provisions

8.1.	Assignment

Neither Seller nor Purchaser shall be entitled to assign or transfer (including by operation of law in connection with a merger or consolidation of such party) any of its rights or obligations hereunder, without the consent of the other party.

8.2.	No Third-Party Beneficiaries

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

8.3.	Attorney Fees

A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties for and against all reasonable out-of-pocket expenses, including reasonable legal fees, incurred by such other parties by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other parties may be entitled.

8.4.	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered post, certified or express mail or overnight courier service and shall be deemed given when received as follows;

(a)	if to Purchaser

c/o Strategic Hotel Capital Inc.

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

Attention: General Counsel

Fax: +1 312 658 5799

with a copy to:

Paul, Hastings, Janofsky & Walker (Europe), L.L.P.

88 Wood Street

London EC2V 7AJ

Attention: Mark J. Eagan

Fax: +44 20 7367 9645

(b)	if to Seller, to:

c/o 168 Robinson Road #37-01 Capital Tower S 068912

Republic of Singapore

Fax: 65-6889 6878

Attention: Company secretary

with a copy to:

GIC Real Estate International Pte Ltd

3rd Floor

105 Wigmore Street

London W1U 1QY

United Kingdom

Fax: 44-207-496-8763

Attention: Mr. Andrew Fish

(c)	if to PPP, to:

c/o 168 Robinson Road #37-01 Capital Tower S 068912

Republic of Singapore

Fax: 65-6889 6878

Attention: Company secretary

with a copy to:

GIC Real Estate International Pte Ltd

3rd Floor

105 Wigmore Street

London W1U 1QY

United Kingdom

Fax: 44-207-496-8763

Attention: Mr. Andrew Fish

8.5.	Interpretation; Exhibits and Schedules; Certain Definitions

(a)	The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, Section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalised terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)	For all purposes hereof:

“Aareal Bank AG” means Aareal Bank AG, with its registered office in Wiesbaden, the Federal Republic of Germany, and its commercial offices at Paulinenstrasse 15, Wiesbaden, the Federal Republic of Germany registered in the Commercial Register in Wiesbaden, the Federal Republic of Germany under No. HRB 13184.

“Aareal Pledge” means the first ranking right of pledge on the EUH Shares in favour of Aareal Bank AG as established by deed of pledge executed before a substitute of Johan Kemper, civil law notary in Rotterdam, the Netherlands on July 3, 2003.

“Affiliate” means, in relation to any party, any other party who directly or indirectly controls, is controlled by or is under the common control with, that party; provided that the term “Affiliate” when applied to Seller shall not include the Company or Repository or the direct or indirect subsidiaries of either.

“Applicable Law” means any constitution, statute, law, regulation, ordinance, rule, judgement, writ, order, decree, treaty, rule of common law, authorisation, concession, accounting standards, licence, directive, guideline, policy, requirement, or other legislative, governmental, judicial or administrative order or restriction or any form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any executive, legislative, judicial, administrative or other governmental authority having jurisdiction over the matter in question, in each case as at the date of this Agreement.

“Asset Management Agreement” means the asset management agreement dated as of August, 1999 by and among Seller, SHC Europe Investment Limited and SHC Europe Asset Management Limited and subsequently assigned by SHC Europe Asset Management Limited to SHC Asset Management, L.L.C. on December 31, 2002 and then by SHC Asset Management, L.L.C to SHC DTRS, Inc. on June 16, 2004.

“August Participation” is defined in Section 10.4.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking institutions in Chicago, London or Amsterdam are authorised or required to close.

“Claim” means any claim for breach of any of the Warranties;

“Closing” means completion of the sale and purchase of the Shares by Seller to Purchaser and the Assignment of Debt by PPP to Purchaser provided for in this Agreement.

“Closing Date” means the date and time of which Closing takes place.

“Company” is defined in the Recitals to this Agreement.

“Company’s Accountants” means KPMG – Prague.

“Consent” is defined in Section 2.3.

“Contract” is defined in Section 2.3.

“Control” means, in relation to any party, the ability to direct the activities of that party or the beneficial ownership of more than 50 per cent of the voting rights generally exercisable at general, management or other equivalent meetings of that party or by written consent.

“Demand Promissory Note” means the demand promissory note dated as of August 16, 1999 entered into between the Company and Paris Properties Private Limited.

“Effective Date” is defined in the Heading to this Agreement.

“Governmental Entity” is defined in Section 2.3.

“Indemnity Agreement A” means the Indemnity Agreement dated as of December 6, 1999 between ABN AMRO Trust Company (Nederland) B.V. and Seller.

“Indemnity Agreement B” means the Indemnity Agreement dated as of January 1, 2000 between ABN AMRO Trust Company (Nederland) B.V. and Seller.

“Investment Agreement” means the Investment Agreement dated as of August 1999 between SHC Europe Investment Limited and Seller.

“Judgment” is defined in Section 2.3.

“Letter of Authorisation” means the letter by which Rajah & Tan is authorised to lodge the notification of the discharge of the charge registered in favour of Aareal Bank AG with the Accounting & Corporate Regulatory Authority in Singapore.

“Loan Agreement” means the loan agreement made between Aareal Bank AG and the Company dated as of June 26, 2003 as amended, supplemented or restated.

“Liens” means mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, rights of pre-emption, entitlement to beneficial ownership, claims, restrictions, pledges, assignment, hypothecations or liens of any kind or any agreement to create any of such interests.

“March 31 Working Capital” means the working capital of the Company, Repository and their respective subsidiaries as shown on the March 31 Working Capital Statement and agreed to by Seller, PPP and Purchaser.

“March 31 Working Capital Payment” means the sum of USD 6,417,633, being 65% of the March 31 Working Capital.

“March 31 Working Capital Statement” means the consolidated statement of working capital for the Company, Repository and their respective subsidiaries as of March 31, 2006 prepared by the Company Accounts pursuant to methodology agreed to by Seller, PPP and Purchaser and attached to this Agreement as Schedule 1.

“Memorandum of Understanding” means the Memorandum of Understanding dated as of August 13, 1999 between SHC Europe Investment Limited and Seller.

“Notarial Deed” means the notarial deed by execution of which the Shares shall be transferred from the Seller to Purchaser of which the draft in English in agreed form is attached to this Agreement as Exhibit N.

“Notary” means Mr. A.J. Wiggers, his deputy or any other civil law notary at the offices of DLA SchutGrosheide N.V., the Netherlands.

“Permits” means all certificates, licenses, permits, authorisations and approvals issued or granted to the Company, Repository or their respective subsidiaries.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (ii) easements, covenants, rights-of-way and other similar restrictions of record, (iii) any conditions that may be shown by a current, accurate survey or physical inspection of the applicable property made prior to Closing, (iv) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company or the Subsidiaries has easement rights or on any real property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions and (v) other imperfections of title or Liens, if any, that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organisation.

“PPP Material Adverse Effect” is defined in Section 2.2.1.

“Purchase Price” is defined in Section 1.3.

“Purchaser” is defined in the Recitals to this Agreement.

“Purchaser Material Adverse Effect” is defined in Section 3.1.

“Seller” is defined in the Recitals to this Agreement.

“Seller Party Material Adverse Effect” is defined in Section 2.1.1.

“Shareholders’ Agreement” means the shareholders’ agreement dated as of June 23, 2004 between Seller and Purchaser.

“Statement of Satisfaction of Registered Charge” means the statement of satisfaction of registered charge executed by Aareal Bank AG and the Seller.

“Subordination Agreement A” means the subordination agreement dated as of June 26, 2003 between Purchaser, the Company and Aareal Bank AG.

“Subordination Agreement B” means the subordination agreement dated as of June 26, 2003, June 30, 2003 and July 03, 2003 between Seller, the Company and Aareal Bank AG.

“Subordination Agreement C” means the subordination agreement dated as of June 26, 2003 between SHC Europe L.L.C., the Company and Aareal Bank AG.

“Subordination Agreement D” means the subordination agreement dated as of June 26, 2003, June 30, 2003 and July 03, 2003 between Paris Properties Private Limited (an Affiliate of Seller), the Company and Aareal Bank AG.

“Subsidiaries” means all direct and indirect subsidiaries of the Company or Repository.

“Target Group” means the Company, Repository and the Subsidiaries.

“Tax” means all (1) Federal, state and local, domestic and foreign, taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (2) liability for the payment of any amounts of the type described in Section (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (3) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in Section (1) or (2).

“Terminating Agreements” means collectively, the Shareholders Agreement, the Investment Agreement, the Asset Management Agreement, the Memorandum of Understanding, the Indemnity Agreement A, Indemnity Agreement B, Subordination Agreement B and Subordination Agreement D.

“Warranties” means the representations and warranties contained in Sections 2 and 3.

8.6.	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8.7.	Entire Agreement

It is agreed that:

(a)	this Agreement, along with the Schedules and Exhibits hereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements (whether oral or written) and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein;

(b)	the only right or remedy of a party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this Agreement shall be for breach of this Agreement to the exclusion of all other rights and remedies; and

(c)	except for any liability which a party has under or in respect of any breach of this Agreement, no party shall owe any duty of care or have any liability in tort or otherwise to any other party in respect of, arising out of, or in any way relating to the Transaction;

provided that this Section shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

8.8.	No Rescission

Seller, PPP and Purchaser hereby waive their right under Article 6:265 of the Dutch Civil Code to rescind this Agreement, or demand in legal proceedings the rescission of this Agreement.

8.9.	Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

8.10.	Liability

Notwithstanding anything to the contrary in this Agreement, none of Seller and PPP shall be liable for any of the obligations under this Agreement other than its own obligations hereunder.

8.11.	Governing Law

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands; provided that the rules generally applicable to purchase contracts as contained in Book 7 of the Dutch Civil Code shall be deemed specifically excluded from applicability.

(b)	Each of the parties agrees that the court of Amsterdam is to have exclusive jurisdiction to settle any disputes (including claims for set-off and counter claims) which may arise in connection with the transfer of legal title to the Shares, and for such purposes irrevocably submit to the jurisdiction of the court of Amsterdam.

9.	Working Capital Adjustment

9.1.	Working Capital Statement

Purchaser shall procure that as soon as possible, but in any event before September 15, 2006 the Company’s Accountants will draw up a statement of working capital for the Target Group as of July 31, 2006 and deliver the same to Seller and Purchaser (the “July 31 Working Capital Statement”). The July 31 Working Capital Statement will be prepared using the methodology, accounting policies, principles, procedures, practices and format used to prepare the March 31st Working Capital Statement reflecting current assets (excluding restricted cash held for the FF&E reserve) minus current liabilities, except that:

(i) the July 31 Working Capital Statement will not contain any items that have already been taken into account in determining the gross purchase price for the Shares indicated in Section 1.3 after (1); and

(ii) since the principal balance of the Aareal Bank loan was deducted in full in determining the purchase price for the Shares indicated in Section 1.3, the working capital amount reported in the July 31, 2006 Working Capital Statement will be increased by the amount of any principal payment on the Aareal Bank loan in July 2006. Each principal payment will be converted to US dollars using the spot rate reported by Bloomberg as of the close of business on the date of payment.

9.2.	Working Capital Resolution.

(a)	If Seller or Purchaser has any objections to this accountant’s statement, they shall be notified to the other party within twenty (20) business days of the draft being delivered to them. Where no objections have been submitted within the aforesaid objection period of twenty (20) Business Days, the July 31 Working Capital Statement shall be binding on the parties hereto.

(b)	Where any objection has been submitted, Seller and Purchaser shall try to resolve the issue. If Seller and Purchaser resolve the issue, the moment they do so will be the moment on which the July 31 Working Capital Statement shall be considered to be binding. Should they fail to do so within ten (10) days after the end of the aforesaid objection period of twenty (20) Business Days (the “Working Capital Disagreement Date”), then any such unresolved issue (for the purpose of this Section the “Working Capital Open Issues”) shall be submitted to and settled by an accountant of an independent reputable firm of accountants other than Company’s Accountants (the “Independent Accountant”) to be jointly appointed by the Seller and Purchaser within 2

(two) weeks of the Working Capital Disagreement Date or, if Seller and Purchaser fail to agree on such appointment within that period, by the Chairman of the Netherlands Institute of Registered Accountants (“NIVRA”). Seller and Purchaser shall within 10 (ten) Business Days after such appointment submit the July 31 Working Capital Statement and statements of their respective positions in writing to the Independent Accountant. The Independent Accountant shall determine the further procedural rules at his discretion. Seller and Purchaser undertake to procure that the Independent Accountant shall then finally resolve the Open Issues by way of a binding advice (“bindend advies”) in accordance with this Agreement and that the Independent Accountant shall notify Seller and Purchaser of his decision, inter alia certifying the final version of the July 31 Working Capital Statement, as promptly as possible and in any event no later than 40 (forty) Business Days after his appointment. The moment on which the binding advice is rendered shall be the moment which the July 31 Working Capital Statement becomes binding. The fees and expenses arising out of the engagement of the Independent Accountant shall be borne as allocated by the Accountant at his discretion. The failure of either the Seller or the Purchaser to timely submit to the Independent Accountant a written statement of its position or to otherwise fail to respond to any request of the Accountant for information shall not preclude or delay the Independent Accountant’s determination of the Working Capital Open Issues on the basis of the information which will have been submitted. Seller and Purchaser shall, and the Purchaser shall procure that the Company shall, give all information and assistance to the Accountant requested by the Accountant for the preparation of his binding advice. Simultaneously with providing such information to the Accountant, Seller and Purchaser shall provide each other with the same information.

9.3.	Adjustment to Consideration

(a)	Working Capital

(i)	If Working Capital in the July 31 Working Capital Statement exceeds the March 31 Working Capital, Purchaser shall pay to Seller an additional amount equal to 65 % of the excess of the July 31 Working Capital over the March 31 Working Capital as an increase in the Purchase Price.

(ii)	If the July 31 Working Capital is less than the March 31 Working Capital, Seller shall repay to Purchaser an amount equal to 65% of such deficit as a reduction in the Purchase Price.

(iii)	Any payments pursuant to this Section 9.3 shall be made on or before the date five Business Days after the date on which the July 31 Working Capital Statement has become binding.

10.	August Participation Payment

10.1.	In the event that Closing takes place after August 1, 2006, an amount shall be calculated as follows: 65% of the product of (i) the actual total revenues of the Intercontinental Hotel Prague relating to the days of August until Closing takes place, and (ii) the year-to-date July EBITDA margin of the Intercontinental Hotel Prague (the “August Participation”). The August Participation shall be calculated in the manner set out in the preceding sentence by the Company’s Accountants as soon as possible after Closing and shall be binding upon the Parties, unless in case of manifest error.

10.2.	Within five (5) Business Days after the August Participation has become binding, Purchaser shall pay the August Participation in cash by wire transfer to an account designated in writing by Seller.

Seller, PPP and Purchaser have duly executed this Agreement as of the date first written above. This Agreement can be executed in counterparts.

EU-HOTEL PTE LTD

By:	/s/ Andy Fish
By:
Name:	Andy Fish
Title:

PARIS PROPERTIES PTE LTD

By:	/s/ Andy Fish
By:
Name:	Andy Fish
Title:

SHC PRAGUE INTERCONTINENTAL, L.L.C.

By:	/s/ Robert T. McAllister
By:
Name:	Robert T. McAllister
Title:	Senior Vice President, Texas